Exhibit 99.2

Statera Biopharma Announces Closing of $5.7 Million Underwritten Public Offering

FORT COLLINS, Colo., March 24, 2022 /GLOBE NEWSWIRE/ -- Statera Biopharma, Inc. (NASDAQ: STAB) (the “Company” or “Statera Biopharma”), a leading biopharmaceutical company creating next-generation immune therapies that focus on immune restoration and homeostasis, today announced the closing of its previously announced underwritten public offering of 12,555,555 units (“Units”), at a price to the public of $0.45 per Unit for aggregate gross proceeds of approximately $5.7 million, prior to deducting underwriting discounts, commissions, and other estimated offering expenses. Each Unit consists of one share of common stock, par value $0.005 per share (the “Common Stock”), one warrant with a one-year term to purchase one share of Common Stock at an exercise price of $0.45 per share (the “One-Year Warrants”), and one warrant with a five-year term to purchase one share of our Common Stock at an exercise price of $0.5625 per share (the “Five-Year Warrants”). The shares of Common Stock, the One-Year Warrants, and the Five-Year Warrants are immediately separable and will be issued separately and uncertificated. In connection with the offering, the underwriters have partially exercised their option to purchase an additional 1,883,333 One-Year Warrants and 1,883,333 Five-Year Warrants at the public offering price of $0.01 per One-Year Warrant and $0.01 per Five-Year Warrant, less the underwriting discount per warrant, solely to cover over-allotments, if any.

In addition, the Company has granted the underwriters a 45-day option to purchase up to an additional 1,883,333 shares of Common Stock at the public offering price of $0.43 per share less the underwriting discount per share, solely to cover over-allotments, if any.

EF Hutton, division of Benchmark Investments, LLC, acted as sole book-running manager for the offering.

The securities described above were issued by the Company pursuant to a "shelf" registration statement on Form S-3 (File No. 333-238578) filed with the Securities and Exchange Commission (SEC) and declared effective by the SEC on May 29, 2020, and the accompanying prospectus contained therein.

Anthony L.G., PLLC acted as legal counsel to Statera Biopharma, Inc. and Carmel, Milazzo & Feil LLP acted as legal counsel to EF Hutton for the offering. Bridgeway Capital Partners, LLC acted as the Company’s financial advisor.

The offering was made only by means of a prospectus supplement and accompanying prospectus. The final prospectus supplement and accompanying base prospectus relating to the securities being offered in the offering were filed with the SEC on March 23, 2022.

Copies of the prospectus supplement and the accompanying prospectus relating to this offering may be obtained, when available, on the SEC’s website at http://www.sec.gov or by contacting EF Hutton, division of Benchmark Investments, LLC Attention: Syndicate Department, 590 Madison Avenue, 39th Floor, New York, NY 10022, by email at syndicate@efhuttongroup.com, or by telephone at (212) 404-7002.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Statera Biopharma

Statera Biopharma, Inc. (formerly Cytocom, Inc.) is a clinical-stage biopharmaceutical company developing novel immunotherapies targeting autoimmune, neutropenia/anemia, emerging viruses and cancers based on a proprietary platform designed to rebalance the body’s immune system and restore homeostasis. Statera Biopharma has a large platform of toll-like receptor (TLR) agonists with TLR4 and TLR9 antagonists, and the TLR5 agonists, Entolimod and GP532. TLRs are a class of protein that plays a key role in the innate immune system. Statera Biopharma is developing therapies designed to directly elicit within patients a robust and durable response of antigen-specific killer T-cells and antibodies, thereby activating essential immune defenses against autoimmune, inflammatory, infectious diseases, and cancers. Statera Biopharma has clinical programs for Crohn’s disease (STAT-201), hematology (Entolimod), pancreatic cancer (STAT-401) and COVID-19 (STAT-205) in addition to potential expansion into fibromyalgia and multiple sclerosis. To learn more about Statera Biopharma, please visit www.staterabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical fact contained in this press release, including statements regarding the Company’s expected clinical development timeline for the Company’s product candidates, future financial position, business strategy, new products, budgets, liquidity, cash flows, projected costs, regulatory approvals, the impact of any laws or regulations applicable to the Company, and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “should,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements on the current expectations about future events held by management. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond the Company’s control. The Company’s actual future results may differ materially from those discussed here for various reasons. The Company discusses many of these risks under the heading “Risk Factors” in the proxy statement/prospectus filed with the SEC on June 10, 2021, as updated by the Company’s other filings with the SEC.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

Contacts:

Statera Biopharma

Nichol Ochsner

Executive V.P. Investor Relations and Corporate Communications

(732) 754-2545

nichol.ochsner@staterabiopharma.com

FINN Partners

Glenn Silver (Media)

(973) 818-8198

glenn.silver@finnpartners.com

FINN Partners

David Carey (IR)

(212) 867-1768

David.carey@finnpartners.com